Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2015 CONSOLIDATED FINANCIAL RESULTS

March 9, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2015.
Fiscal Year 2015 Summary

•	Revenue of $228.1 million, compared to $386.8 million in 2014

•	Gross profit, excluding depreciation expense, of $68.9 million, compared to $71.4 million last year

•	Gross margin, excluding depreciation expense, of 30.2%, up significantly from 18.5% in 2014

•	Adjusted EBITDA of $37.1 million, up 8.8% from $34.1 million last year

•	Adjusted EBITDA margin of 16.3%, a meaningful increase from 8.8% in 2014

•	Diluted EPS of $(0.63), up from $(2.84) in 2014

•	Contracted backlog of $200.2 million through 2017 and $283.0 million of bids outstanding

•	Announced $182.0 million in project awards during 2015

•	Reduced interest expense through strategic $10.0 million debt for equity swap
Brian Beatty, President and CEO of SAE, commented, “This past year was one of the most challenging periods of SAE’s history. While our revenues were down considerably, we were able to meaningfully improve operating margins through rigid cost controls and efficient operational execution in the field. This, along with our streamlined asset-light approach, resulted in comparatively stronger levels of operating cash flow and our highest ever level of Adjusted EBITDA. We attribute much of our success in 2015 to the strength of our performance in the Alaska and ocean-bottom marine markets. While overall activity levels remain below historical averages, we continue to experience demand for our services in certain key markets, namely those with high leverage to production enhancement initiatives.”
Mr. Beatty continued, “The market outlook for the coming year appears increasingly arduous with activity expected to be further reduced, due primarily to a persistent decrease in capital spending by the oil and gas industry. However, as our customers continue to gain production efficiencies at the wellhead, the need to replace their depleting reserves grows at a faster pace. Maximizing current production without reserve replacement is not a sustainable strategy over time. With cautious optimism, we believe this assumption, coupled with the extent

Safety. Acquisition. Experience	saexploration.com

and duration of the existing withdrawal from investment in oil and gas assets, may lead to a return to exploration-related activities in 2017.”
Mr. Beatty further commented, “In anticipation of the likely continuation of depressed market conditions, we intend to strengthen our streamlined business model further, which was implemented in early 2015 through a significant round of cost reductions. Our focus in 2016 will remain fixed on achieving maximum potential cash flow. As demonstrated last year, this will be achieved, in part, through better sourcing, planning and execution of projects at the field level, and further optimization of certain fixed costs inherent to our corporate structure. This year, we expect our capital expenditures to be under $5.0 million, including all required maintenance capital expenditures. Additionally, we plan to explore other avenues available to further optimize our capital structure, with a focus on enhancing liquidity and improving our balance sheet.”
Mr. Beatty concluded, “Despite the challenging conditions we face, we will continue to pursue our business model and strategy. Our management team has successfully navigated numerous cycles before and is very adept at extracting incremental value, such as that achieved last year. We remain well positioned internationally in key areas around the world that are driven by distinctive factors. We believe that our geographic diversification and focus on these core markets, along with our asset-light approach, will continue to prove beneficial in the current operating environment.”
Fourth Quarter 2015 Financial Results
Revenues decreased 73.2% to $23.7 million from $88.2 million in Q4 2014. Revenues decreased for the period primarily due to limited exploration activity in South America. This region has historically accounted for a higher level of relative revenue generation during the fourth quarter than what was produced in 2015. In Q4 2015, South America generated $6.7 million of revenue, or approximately 28.5% of total revenues, compared to $80.2 million, or 90.9% of total revenues in Q4 2014. The decrease in seismic activity in South America, a market which predominantly consists of smaller producers, is partially due to governmental and regulatory issues, in addition to the general deterioration and volatility of the broader commodity price environment.
Gross loss was $(0.2) million, or -0.7% of revenues, compared to gross profit of $4.9 million, or 5.6% of revenues, in Q4 2014. Gross profit for Q4 2015 and Q4 2014 included depreciation expense of $4.5 million and $4.0 million, respectively. Excluding depreciation expense, gross margins for Q4 2015 and Q4 2014 were 18.2% and 10.1% of revenue, respectively. The year-over-year decrease in gross profit was primarily the result of significantly lower revenue. Further, gross profit as a percentage of revenue decreased due to a higher depreciation expense, which was attributable to a larger proportion of relative asset utilization in Alaska when compared to the same period last year. However, gross profit as a percentage of revenue, excluding depreciation expense, increased substantially from Q4 2014, mostly due to improved operational execution and higher crew efficiencies generated at the field level.
Selling, general and administrative (“SG&A”) expenses during the quarter were $8.8 million, or 37.1% of revenues, compared to $9.3 million, or 10.5% of revenues, in Q4 2014. The decrease in SG&A was primarily due to the overall decrease in revenue during Q4 2015, along with the impact of cost savings from the Company’s formal headcount reduction program in early 2015.
Net loss attributable to the Corporation for the quarter was $(13.0) million, or $(0.75) per diluted share, compared to $(18.9) million, or $(1.27) per diluted share, in Q4 2014. Net income was impacted by a number of factors during Q4 2015, including:

Safety. Acquisition. Experience	2	saexploration.com

•	Lower SG&A expenses;

•	Lower interest expense;

•	Unrealized gain on foreign currency transactions; and

•	Lower provision for income taxes; partially offset by

•	Lower gross profit on lower revenue; and

•	Severance costs in Peru, Colombia, Canada, Alaska and corporate locations.
Adjusted EBITDA was $(3.1) million, or -13.0% of revenues, compared to $(0.3) million, or -0.4% of revenues, in Q4 2014.
Capital expenditures for the quarter were $0.8 million, compared to $12.4 million in Q4 2014. The decrease in capital expenditures was primarily due to the deteriorating conditions in the oil and gas industry, which presented limited to no growth opportunities and the completion of a significant capital expenditures program in 2014 and earlier in 2015.
Fiscal Year 2015 Financial Results
Revenues decreased 41.0% to $228.1 million from $386.8 million in 2014. Revenue from Alaska and Malaysia increased materially from last year due to a higher number of production-related projects in those regions. Specifically, North American revenue, primarily from Alaska, increased 35.7% from 2014. However, this was offset by a meaningful decrease in exploration activity in South America during the same period. This reduction in South American activity was largely due to the lack of seismic activity in Peru, regulatory issues inhibiting the governmental approval processes for new projects in Colombia, and the general deterioration of the broader commodity price environment and its impact on smaller producers in the region.
Gross profit decreased 9.7% to $50.8 million, or 22.3% of revenues, from $56.2 million, or 14.5% of revenues, in 2014. The improvement in gross profit as a percentage of revenue was primarily related to the improved operational execution in Alaska and the favorable performance on the Malaysian deep water ocean bottom marine project completed in the second quarter of 2015. Despite the higher gross profit margin in 2015, gross margin was negatively impacted by significantly less revenue generation, which resulted from the factors discussed earlier. Gross profit in 2015 and 2014 included depreciation expense of $18.1 million and $15.2 million, respectively. Excluding depreciation expense, gross margins for 2015 and 2014 were 30.2% and 18.5% of revenue, respectively.
SG&A expenses were $35.2 million, or 15.4% of revenues, compared to $39.5 million, or 10.2% of revenues, in the same period last year. SG&A as a percentage of revenue increased year-over-year due to lower overall revenue. However, SG&A expenses during the same period decreased due to headcount reductions and cost controls implemented during 2015. Furthermore, SG&A expense for 2015 includes $1.3 million in severance costs incurred in Peru, Colombia, Canada, Alaska and corporate locations related to the previously announced workforce reduction program.
Provision for income taxes in 2015 was $2.7 million, compared to a provision for income taxes of $12.9 million in 2014. The decrease in provision for income taxes was primarily due to lower pre-tax income derived from foreign operations, the recording of a valuation allowance increase of approximately $0.4 million in 2015 attributed to the lack of expected utilization of certain cumulative deferred tax assets, and the effects of differences between U.S. and foreign tax rates.

Safety. Acquisition. Experience	3	saexploration.com

Net loss attributable to the Corporation was $(9.9) million, or $(0.63) per diluted share, in 2015, compared to a net loss of $(41.8) million, or $(2.84) per diluted share, in 2014. Net loss was impacted by a number of factors during 2015, including:

•	Lower SG&A expenses;

•	Lower other expense primarily due to the 2015 credit and 2014 charge for the early extinguishment of debt and the 2014 charge for the change in fair value of the note payable to related parties; and

•	Lower provision for income taxes; partially offset by

•	Lower gross profit on lower revenue;

•	Higher unrealized loss on foreign currency transactions; and

•	Severance costs in Peru, Colombia, Canada, Alaska and corporate locations.
Adjusted EBITDA increased 8.8% to $37.1 million, or 16.3% of revenues, compared to $34.1 million, or 8.8% of revenues, in 2014.
Capital expenditures were $6.4 million, compared to $28.2 million in 2014. The decrease in capital expenditures was primarily due to the deteriorating oil and gas industry landscape, which presented limited to no growth opportunities. The capital expenditures during 2015 consisted of purchases of data processing software and equipment and the remaining cash payments related to the 2014 purchase of non-seismic recording equipment necessary to outfit a second crew on the North Slope in Alaska. Of the total capital expenditures recorded, approximately $2.4 million were expenditures incurred and accrued in Q4 2014, but paid for in Q1 2015 with the proceeds from the Company’s senior secured notes issuance in July 2014. SAE expects total capital expenditures in 2016 to be under $5.0 million.
On December 31, 2015, cash and cash equivalents totaled $11.3 million, working capital was $36.8 million, total long-term debt, excluding capital leases, was $140.0 million, and total stockholders’ deficit attributable to the Corporation was $(34.6) million. Further, as of December 31, 2015, approximately $7.9 million was drawn under the Company’s $20.0 million revolving credit facility to fund working capital needs related to certain projects.
Contracted Backlog
As of December 31, 2015, SAE’s backlog was $200.2 million. Bids outstanding on the same date totaled $283.0 million. Approximately 99% of the backlog represents land-based projects, with the balance attributed to ocean-bottom marine projects.
The Company expects approximately 83% of the projects in its backlog on December 31, 2015 to be completed during 2016, with the remainder in 2017. The estimations of realization from the backlog can be impacted by a number of factors, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Cash Flow and Liquidity
Certain of our customers in the State of Alaska may receive exploration tax credits related to the acquisition of seismic data generated by us ("Tax Credits"). These customers may utilize the proceeds from the Tax Credits to pay the accounts receivable due to us either from the cash received for the Tax Credits from the State of Alaska or more likely from the proceeds of a loan from a financial institution utilizing the Tax Credits as security. The customers manage the Tax Credit process, which includes filing an application, undergoing an audit and receiving a Tax Credit certificate for the permitted amount. Depressed oil and gas prices and uncertainty regarding the

Safety. Acquisition. Experience	4	saexploration.com

timing of any reimbursement from the State of Alaska may adversely affect a customer's ability to monetize these Tax Credits in a timely manner before the certificate is issued. Once the certificates are issued, there is a market for the certificates as producers may use the certificates as credits against production taxes due to the State of Alaska.
At December 31, 2015, accounts receivable of $50.4 million were due from a customer for which the timing of collection by us is dependent on monetization of the Tax Credits. By statute 40% of the value of the applications for Tax Credits must be processed within 120 days of the filing and the remainder will be processed for issuance in the first quarter of 2017. We are currently working with our customer to find sources of financing for it to monetize the Tax Credits sooner than certificates are issued. If the customer is unable to monetize the Tax Credit by April 30, 2016, it is expected that the customer will assign the Tax Credits to us, after which we will be responsible for monetization of the Tax Credits. Due to the size of the accounts receivable amount subject to the timing issue, we may experience significant cash flow difficulties until the Tax Credits are monetized. As a result, we are currently working on ways to monetize the Tax Credits before issuance of the certificates, but there can be no assurance that we can do so and we may need to receive waivers or consents from our lender and possibly our note holders to do so. Nonetheless we believe that it is probable that the actions described above can be implemented to monetize the Tax Credits prior to the issuance of the certificates evidencing the Tax Credits.
Investor Conference Call
SAE will host a conference call on Thursday, March 10, 2016 at 10:00 a.m. Eastern Time to discuss the Company’s consolidated financial results for the fourth quarter and fiscal year ended December 31, 2015. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements

Safety. Acquisition. Experience	5	saexploration.com

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, audit and delayed payment risks relating to our customers, changes in the Alaskan oil and gas tax credit system that may significantly affect the level of Alaskan exploration spending, the need to manage rapid growth and contractions in our business, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, high levels of indebtedness, liquidity uncertainties, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

Safety. Acquisition. Experience	6	saexploration.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenue from services	$23,651	$88,205	$228,137	$386,820
Costs of services excluding depreciation and amortization expense	19,358	79,318	159,237	315,405
Depreciation and amortization expense included in costs of services	4,469	3,969	18,137	15,205
Gross profit (loss)	(176)	4,918	50,763	56,210
Selling, general and administrative expenses	8,763	9,276	35,174	39,543
Income (loss) from operations	(8,939)	(4,358)	15,589	16,667
Other income (expense):
Gain (loss) on early extinguishment of debt	—	—	3,014	(17,157)
Change in fair value of note payable to related parties	—	—	—	(5,094)
Interest expense, net	(3,682)	(4,411)	(16,739)	(16,778)
Foreign exchange gain (loss), net	1,039	(2,399)	(4,393)	(3,451)
Other, net	13	(218)	(220)	294
Total other expense, net	(2,630)	(7,028)	(18,338)	(42,186)
Loss before income taxes	(11,569)	(11,386)	(2,749)	(25,519)
Provision for income taxes	1,159	7,708	2,693	12,876
Net loss	(12,728)	(19,094)	(5,442)	(38,395)
Less: net income (loss) attributable to non-controlling interest	305	(197)	4,433	3,358
Net loss attributable to the Corporation	$(13,033)	$(18,897)	$(9,875)	$(41,753)

Basic and diluted earnings (loss) per share:
Weighted average basic shares outstanding	17,395	14,887	15,767	14,697
Loss per share – basic	$(0.75)	$(1.27)	$(0.63)	$(2.84)
Weighted average diluted shares outstanding	17,395	14,887	15,767	14,697
Loss per share – diluted	$(0.75)	$(1.27)	$(0.63)	$(2.84)

Safety. Acquisition. Experience	7	saexploration.com

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$11,300	$12,322
Restricted cash	518	723
Accounts receivable, net	67,882	73,584
Deferred costs on contracts	5,135	4,631
Prepaid expenses	887	17,037
Total current assets	85,722	108,297
Property and equipment, net of accumulated depreciation of $61,358 and $46,112	61,828	77,096
Intangible assets, net	789	1,050
Goodwill	1,658	1,977
Deferred loan issuance costs, net	4,891	6,826
Deferred income tax assets	3,756	8,547
Other assets	150	—
Total assets	$158,794	$203,793
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,575	$34,255
Accrued liabilities	17,818	19,554
Income and other taxes payable	2,586	20,261
Borrowings under revolving credit facility	7,899	—
Equipment note payable	—	1,654
Current portion of capital leases	115	460
Deferred revenue	3,903	187
Total current liabilities	48,896	76,371
Senior secured notes	140,000	150,000
Long-term portion of capital leases	55	185
Deferred income tax liabilities	55	6,318
Total liabilities	189,006	232,874
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 17,451 and 14,922 issued and outstanding at December 31, 2015 and 2014, respectively	2	2
Additional paid-in capital	35,763	28,185
Accumulated deficit	(66,139)	(56,264)
Accumulated other comprehensive loss	(4,271)	(4,362)
Total stockholders’ deficit attributable to the Corporation	(34,645)	(32,439)
Non-controlling interest	4,433	3,358
Total stockholders’ deficit	(30,212)	(29,081)
Total liabilities and stockholders’ deficit	$158,794	$203,793

Safety. Acquisition. Experience	8	saexploration.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)

Net loss	$(12,728)	$(19,094)	$(5,442)	$(38,395)
Foreign currency translation gain (loss)	(14)	(1,854)	91	(2,279)
Total comprehensive loss	(12,742)	(20,948)	(5,351)	(40,674)
Less: comprehensive income (loss) attributable to non-controlling interest	305	(197)	4,433	3,358
Total comprehensive loss attributable to the Corporation	$(13,047)	$(20,751)	$(9,784)	$(44,032)

CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended December 31,				Fiscal Years Ended December 31,
	2015	%	2014	%	2015	%	2014	%
	(Unaudited)

North America	$15,585	65.9%	$8,007	9.1%	$173,416	76.0%	$127,804	33.0%
South America	6,741	28.5%	80,198	90.9%	27,252	12.0%	258,266	66.8%
Southeast Asia	1,325	5.6%	—	—	27,469	12.0%	750	0.2%
Total revenue	$23,651		$88,205		$228,137		$386,820

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus (gain) loss on early extinguishment of debt, plus loss on change in fair value of the note payable to Former SAE stockholders, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange (gain) loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA

Safety. Acquisition. Experience	9	saexploration.com

or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted EBITDA from net loss, the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2015	2014	2015	2014

Net loss	$(12,728)	$(19,094)	$(5,442)	$(38,395)
Depreciation and amortization (1)	4,614	4,254	18,721	16,379
Interest expense, net	3,682	4,411	16,739	16,778
Provision for income taxes	1,159	7,708	2,693	12,876
(Gain) loss on early extinguishment of debt (2)(3)	—	—	(3,014)	17,157
Change in fair value of note payable to related parties (4)	—	—	—	5,094
Foreign exchange (gain) loss, net (5)	(1,039)	2,399	4,393	3,451
Non-recurring expenses (6)(7)	1,244	—	3,006	761
Adjusted EBITDA	$(3,068)	$(322)	$37,096	$34,101

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended December 31, 2015 and 2014 in the amount of $145 and $285, respectively, and during the fiscal years ended December 31, 2015 and 2014 in the amount of $584 and $1,174, respectively.
(2)    The privately-negotiated agreement dated August 26, 2015 with certain funds managed by Fidelity Management & Research Company to exchange $10,000 principal amount of Notes for 2,366,307 shares of our common stock resulted in a gain on early extinguishment of debt of $3,014 in the year ended December 31, 2015. The gain consisted of the principal amount of the Exchanged Notes less the fair value of the Exchanged Stock, reduced by the Exchanged Notes pro rata portion of the Notes unamortized deferred loan issuance costs on the closing date of $343 and legal fees of $41.
(3)    The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt for the year ended December 31, 2014. The charge consisted of prepayment penalties of $8,877, write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.
(4)    The note payable to Former SAE stockholders was recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the note payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was cancelled.
(5)    Foreign exchange (gain) loss, net, includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses in 2015 primarily consisted of severance payments of $1,255 incurred in Peru, Colombia, Canada, Alaska, and corporate locations and customer and vendor claims of $1,459.
(7)    Non-recurring expenses in 2014 primarily consisted of the $657 settlement of disputed fees with a former financial advisor.

Safety. Acquisition. Experience	10	saexploration.com